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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (date of earliest event reported):  NOVEMBER 25, 1997



                           Gothic Energy Corporation
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            (Exact name of Registrant as specified in its Charter)



       OKLAHOMA                     0-19753                     22-2663839
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(State of incorporation    (Commission File Number)       (IRS Employer ID No.)
    or organization)


         5727 SOUTH LEWIS AVENUE - SUITE 700 - TULSA, OKLAHOMA  74105
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                   (Address of principal executive offices)


                                (918) 749-5666
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             (Registrant's telephone number, including area code)


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         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

     On November 25, 1997, Gothic Energy Corporation (the "Company") entered into an agreement with Amoco Production Company, a subsidiary of Amoco Corporation, to purchase natural gas producing properties located in the Anadarko and Arkoma Basins of Oklahoma. The purchase price is $237.5 million in cash and a warrant to purchase 1.5 million shares of common stock exercisable at $3 per share. The purchase is expected to be completed on December 15, 1997, and will be effective on December 1, 1997. The Company will acquire interests in 705 gross wells and assume operations of 296 of the properties. The Company estimates total proved reserves attributable to the acquisition are 230 billion cubic feet of natural gas equivalent, of which 72% are producing. Current net daily production is approximately 63 million cubic feet of natural gas equivalent.

     The acquisition will be financed through a new credit facility with Bank One, Texas, N.A., as agent. The Company intends to use proceeds from the sale of an equity offering in early 1998 to retire a significant portion of its bank debt and to provide liquidity for development drilling.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS:

     (a) Financial statements of businesses acquired.

     Not applicable at this time.

     (b) Pro forma financial information.

     Not applicable at this time.

     (c)  Exhibits.


       EXHIBIT NUMBER                     DESCRIPTION

          10.1                   Press Release dated November 25, 1997

          10.2 Purchase and Sale Agreement dated November 25, 1997 between Amoco Production Company, as Seller, and Gothic Energy Corporation, as Buyer (to be filed by amendment )

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               GOTHIC ENERGY CORPORATION



Dated:  November 26, 1997                      By: /s/  Michael K. Paulk
                                                   ---------------------------
                                                   Michael K. Paulk, President

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